EXHIBIT 99.0

January 29, 2010

Kevin Murphy
Director and Chief Executive Officer
Black Hawk Exploration, Inc.
1174 Manitou Drive NW
PO Box 363
Fox Island, WA 98333

Dear Mr. Murphy:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms and conditions of the consulting agreement by and between Vista Partners LLC (“VP”) and Black Hawk Exploration Inc. (the “Company”). VP shall assist in the creation of the Company’s website as well maintain and update Company website over the stated contractual period.  In addition, VP will create the Company’s shareholder presentation as well as update shareholder presentation over the stated contractual period.  Finally, VP will introduce Black Hawk Exploration, Inc. (the “Company”) to one or more investors in connection with any offer and private placement (the "Offering") by the Company of securities of the Company (the "Securities"), in one or more related closings during the term of VP’s engagement. The term (the "Term") of VP's engagement will begin on the date hereof and renew automatically on February 1, 2011. Either party may terminate this Agreement within 30 days after receipt of written termination by either party. VP’s engagement under this Agreement shall be exclusive.

In consideration of the services rendered by VP under this Agreement, the Company agrees to pay VP the following fees and other compensation:

(a)
Company shall deliver 250,000 (two hundred fifty thousand) shares of restricted common stock (144 stock) to be delivered on one paper certificate and mailed to VP. VP will commence work under this agreement upon receipt of restricted stock.

(b)
As additional compensation, the Company shall issue to VP shares of common stock of the Company ("Shares") equal to 8% (eight percent) of the aggregate number of Shares placed in any Offering during VP’s engagement. Any such issued shares shall be registered under the Securities Act of 1933 within 30 days of their issuance.

(c)
In addition to any fees payable to Vista hereunder,the Company hereby agrees to reimburse Vista, within ten days after written request thereof, for all reasonable travel and other out-of-pocket expenses incurred in connection with Vista's engagement, including the reasonable fees and expenses of Vista's counsel. Such reimbursement shall be limited to $25,000.

Vista shall be entitled to shares, calculated in the manner provided in paragraph (b), with respect to any subsequent public or private offering or other financing or capital-raising transaction of any kind ("Subsequent Financing") to the extent that such financing or capital is provided to the Company or to any Affiliate thereof, by investors whom Vista had introduced, directly or indirectly, to the Company during the Term if such Subsequent Financing is consummated at any time within (i) the 18-month period following the consummation of the Offering and (ii), if no Offering shall have been consummated during the Term, the 18-month period following the expiration or termination of this Agreement (the "Tail Period").

400 Continental Blvd., 6th Floor
El Segundo, CA 90245

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict of law principles. Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of California or in the federal courts sitting in the Southern District of California, and each of the parties hereto agrees that service of process upon it by registered or certified mail at its address set forth herein shall be deemed adequate and lawful. The Company shall indemnify VP against any liabilities arising under the Securities Act of 1933, as amended, attributable to any information supplied or omitted to be supplied to any investor by the Company pursuant to this Agreement. The Company acknowledges and agrees that VP is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of VP hereunder, all of which are hereby expressly waived.

This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to its subject matter and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by the party to be charged hereunder.

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

Very truly yours, VISTA PARTNERS LLC

Agreed to and accepted		By:	/s/ Ross Silver
as of the date listed below: Date: 2/1/2010			Name: Ross Silver Title: Chief Executive Officer
Black Hawk Exploration Inc.

By:	/s/ Kevin Murphy
Name: Kevin Murphy Title: Director & Chief Executive Officer

400 Continental Blvd., 6th Floor
El Segundo, CA 90245